Exhibit 10.3

[Where indicated by “[***],” the confidential material contained herein has been omitted and has been separately filed with the Commission.]
DEVELOPMENT AGREEMENT
THIS DEVELOPMENT AGREEMENT (this “Agreement”) dated as of the 30th day of June, 2014 by and among LIBERTY PROPERTY 18TH & ARCH LP, a Delaware limited partnership (“Office Owner”), and LIBERTY PROPERTY 18TH & ARCH HOTEL, LLC, a Delaware limited liability company (“Hotel Owner”), and LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Developer”).
RECITALS
WHEREAS, on July 12, 2011, Comcast Corporation, a Pennsylvania corporation (“Comcast”), formed 18A LLC, a Delaware limited liability company (“18A LLC”), pursuant to the terms of the Delaware Limited Liability Company Act, as amended (the “Act”). 18A LLC indirectly owns 100% of the ownership interests in Office Owner.
WHEREAS, prior to the date hereof, Office Owner acquired those certain parcels of land located within the City and County of Philadelphia, Pennsylvania, commonly known as 1800 Arch Street, as more particularly described in Exhibit A attached hereto (the “Land”).
WHEREAS, Office Owner now desires to initiate the development of the Overall Project (defined below) on the Land.
WHEREAS, to facilitate the development and operation of the Overall Project, Office Owner has submitted (or will shortly submit) the Land to the provisions of the Pennsylvania Uniform Condominium Act, 68 Pa. CS §3101 et. seq., by executing and recording a Declaration of Condominium with the Department of Records for Philadelphia, PA, and creating a condominium known as “1800 Arch Street Condominium” (the “Condominium”). The Condominium contains the following units, all as more particularly described and defined in the aforementioned Declaration of Condominium: the Office Unit, which consists of the proposed office space, retail space and the underground parking area, together with an initial percentage interest of approximately 83.95% in the general common elements of the Condominium (the “Office Unit”); the Hotel Unit, which consists of the Hotel (defined below) together with an initial percentage interest of approximately 16.04% in the general common elements of the Condominium (the “Hotel Unit”); and the Public Unit, which consists of the underground pedestrian concourse and certain other indoor and outdoor public spaces, including the so-called “Winter Garden,” together with an initial percentage interest of 0.01% in the general common elements of the Condominium (the “Public Unit”, and together with the Office Unit and the Hotel Unit, the “Property”).
WHEREAS, prior to the date hereof, Comcast was the sole member of 18A LLC. On or about the date hereof Developer has been admitted as the managing member of 18A LLC, and thereby manages the day-to-day operations of Office Owner.

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WHEREAS, prior to the date hereof, Comcast and an Affiliate of Developer jointly formed Hotel Owner pursuant to the Act. An Affiliate of Developer serves as the managing member of the sole member of Hotel Owner, and thereby manages the day-to-day operations of Hotel Owner.
WHEREAS, prior to the date hereof, Office Owner has conveyed the Hotel Unit to Hotel Owner and the Public Unit to PIDC-DMC, a Pennsylvania non-profit corporation (“PIDC-DMC”), which is a subsidiary of the Philadelphia Industrial Development Corporation, a body corporate and politic organized under the laws of the Commonwealth of Pennsylvania. Office Owner has retained ownership of the Office Unit.
WHEREAS, Office Owner, as landlord, and Comcast, as tenant, have entered into that certain lease (as the same may hereafter be amended, restated or modified from time to time, the “Major Tenant Lease”) for an initial premises of approximately 982,275 square feet of office space within the Office Unit.
WHEREAS, the Owners (defined below) wish to engage Developer to develop the Project (defined below) and Developer is willing to accept such engagement, all upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Owners and Developer hereby agree as follows (all capitalized terms contained in this Agreement and not otherwise defined in these Recitals are defined in Article I):
Article I
Certain Defined Terms
As used herein, the following capitalized terms shall have the following meanings:
1.1    “Affiliate” means, when used with reference to a specific Person, any Person directly or indirectly controlling, controlled by, or under common control with the Person in question. As used in this definition, the terms “controlling”, “controlled” and “control” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, except to the extent the context would otherwise indicate, no entity in which Comcast and Developer both have a direct or indirect ownership interest shall be deemed an Affiliate of Comcast or Liberty.
1.2    “Architect” means the Project Architect, any architect selected by the Major Tenant for the Tenant Improvements, as defined in the Work Letter, or any other design professional selected by Developer, subject to the provisions of Section 3.1(i).
1.3    “Architect Agreement” means that certain agreement between Developer (as assignee of Office Owner) and the Project Architect dated January 14, 2014 respecting the Project.

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1.4    “Base Project Budget” means the approved budget for the development of the Base Project Improvements and the Hotel Furnishings and for certain other activities and services related to the Project, attached hereto as Exhibit B.
1.5    “Base Project Improvements” means all improvements depicted on the Base Project Plans and Specifications, including, without limitation, the core and shell of the Office Unit, the Public Improvements and the Hotel Improvements.
1.6    “Base Project Guaranteed Maximum Development Price” has the meaning set forth in the definition of Guaranteed Maximum Development Price in Section 1.33.
1.7    “Base Project Plans and Specifications” means the final plans and specifications for the Base Project Improvements developed in accordance with the Work Letter and based on the Preliminary Design Development Documents attached hereto as Schedule 1. For avoidance of doubt, the Base Project Plans and Specifications are the same as the “Project Plans and Specifications” developed in accordance with the Work Letter.
1.8    “Base Project Work” means all construction and other activities required under the Construction Contracts or otherwise in order to Complete the development of the Base Project Improvements, including all labor, materials, equipment and other services to be furnished thereunder to Complete the Base Project Improvements in accordance with the Base Project Plans and Specifications.
1.9    “Bonding Costs” has the meaning set forth in Section 3.1(f).
1.10    “Building” means a trophy-class mixed-use skyscraper to be developed on the Property as part of the Project.
1.11    “Comcast” has the meaning set forth in the recitals to this Agreement.
1.12    “Complete” shall mean the Project, or a designated portion thereof that Owners have agreed to accept separately, has been completed (including all punch list items), free of Liens, in accordance with (in all material respects) the Plans and Specifications, this Agreement, the Related Documents and any agreements with the City of Philadelphia, Philadelphia Authority for Industrial Development and/or its Affiliates relating to the Public Improvements, and has been accepted in accordance with the Related Documents by the Major Tenant and the Owners, and Developer has obtained all necessary final and unappealable governmental approvals and certificates permitting occupancy for the Project (other than unleased portions of the Office Unit, if any). When “Complete” is used as a verb, it shall mean the taking of all actions necessary to make the Project, or such designated portion, Complete. “Completion” is the time when the Project, or such designated portion, is Complete.
1.13    “Condominium” has the meaning set forth in the recitals to this Agreement.

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1.14    “Construction Contracts” mean all contracts and purchase orders with the General Contractor, including the GMP Contracts, and specialty trade contractors and suppliers as necessary to cause the construction of the Improvements.
1.15    “Construction Schedule” means the schedule for completion of the various stages of the Work under the various GMP Contracts for the Project to be prepared by or on behalf of Developer and approved and reasonably updated in accordance with the Work Letter (with respect to the Base Project Improvements and the Tenant Improvements) and the Hotel JV Agreement and the Hotel Agreements (with respect to the Hotel Furnishings) and shall include therein each major event expected during the construction of the applicable Improvements. Nothing in the Construction Schedule shall be deemed to modify any time deadlines set forth in this Agreement.
1.16    “Cumulative Tenant Delay” has the meaning set forth in the Work Letter.
1.17    “Developer” has the meaning set forth in the recitals to this Agreement.
1.18    “Developer Default” has the meaning set forth in Section 10.1(b).
1.19    “Developer’s Dispute Representative” has the meaning set forth in Section 11.1.
1.20    “Development Costs” has the meaning set forth in Section 3.3(a).
1.21    “Development Fee” has the meaning set forth in Section 4.1.
1.22    “Economic Opportunity Plans” means (i) the Economic Opportunity Plan between Liberty Property Trust (on behalf of Owners) and the City of Philadelphia dated February 25, 2014, and (ii) the Economic Opportunity Plan between Major Tenant and the City of Philadelphia dated February 25, 2014.
1.23    “Environmental Laws” means all Federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of Hazardous Materials, substances, or wastes, presently in effect or hereafter adopted, all amendments thereto, and all rules and regulations issued pursuant to any of the foregoing.
1.24    “FM Notice” has the meaning set forth in Section 3.2(e).
1.25    “Force Majeure” means delays, to the extent to which they could not have been prevented or overcome wholly or in part by the exercise of due diligence by Developer, to items on the critical path of the Construction Schedule, caused by: (i) acts of God; (ii) strikes, lockouts or other labor or industrial disturbances or disputes (whether lawful or not) which involve multiple employers; (iii) action or inaction by a governmental authority not resulting from wrongful or negligent acts or omissions of Developer or any other Responsible Party; (iv) war, civil disturbance, vandalism, disease, acts of terrorism or civil riots; (v) floods; (vi) embargo of machinery, materials, supplies or equipment; (vii) natural disasters; (viii) fire, explosion or other casualty; (ix) inability to secure supplies, utilities, materials or labor necessary for Developer to comply with its obligations under this Agreement, without reasonably available and reasonably acceptable substitute; (x) orders of any court or public authority having jurisdiction, to the extent not caused by the wrongful or

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negligent acts or omissions of Developer or any other Responsible Party; (xi) adverse weather conditions (including high wind), which cause, in the aggregate, more than fifty (50) days of delay, and (xii) any other causes not reasonably within the control of Developer or any other Responsible Party and which by the exercise of due diligence neither Developer nor any other Responsible Party could have prevented or overcome. Developer acknowledges that it has a high level of expertise in the development of complex, major projects in urban areas, and that Owners are relying on Developer to use its expertise to prevent and mitigate the occurrence of delay resulting from Force Majeure, to the extent reasonably possible. For the purposes of this Section 1.25, a “Responsible Party” is one or more of Developer, its Affiliates, and their respective contractors, subcontractors, officers, directors, members, partners (other than Comcast Corporation and its Affiliates), agents and employees. If adverse weather conditions are the basis for a claim of Force Majeure by Developer, such claim shall be documented by data substantiating that weather conditions were hazardous for the work being performed at that time and that such weather conditions had an adverse effect on the scheduled activity.
1.26    “Force Majeure Delay” means (1) any actual delay to the extent due to Force Majeure, and (1) any delay or default by an Owner (to the extent caused by Comcast in its capacity as a partner or member in such Owner) in performing any of its obligations under this Agreement, to the extent such delay or default delays an item on the critical path of the Construction Schedule.
1.27    “Funding Default” means (i) failure of Comcast, subject to any applicable notice and cure periods, to fund any amounts required under the Office JV Agreement or the Hotel JV Agreement, (ii) the failure of Major Tenant to fund any amounts when required under the Work Letter, or (iii) the failure of any lender to Office Owner or Hotel Owner to fund its loan obligation due to the action or inaction of Comcast.
1.28    “General Contractor” means L. F. Driscoll Co., LLC, or any replacement general contractor or construction manager approved by the Major Tenant in accordance with the Work Letter, or any other general contractor or construction manager selected by Developer for the Work, subject to the provisions of Section 3.1(i).
1.29    “GMP Contract” means each of the guaranteed maximum price Construction Contracts to be entered into with the General Contractor for portions of the Work.
1.30    “Governmental Incentives” means funds to be used for the development and construction of the Public Improvements and obtained pursuant to governmental incentive programs (except for the incentives and credits described in the last sentence of Section 4.2), including (i) [***], as any of the foregoing may be modified from time to time.
1.31    “Guaranteed Cost Exceptions” means collectively:
(a)    All items in the Base Project Budget identified as “Guaranteed Cost Exceptions”;
(b)    Costs of unforeseeable legal fees in obtaining Governmental Incentives;

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(c)    Costs for public art, to the extent costs exceed the budgeted amounts therefor as a result of decisions made by Comcast;
(d)    Extraordinary out-of-pocket costs of travel, lodging and entertainment incurred in connection with the design or construction of the Project,
(e)    Costs of press conferences and parties;
(f)    any gross receipts or similar taxes payable by Owners in connection with the payment of the subcontractors in connection with the development of the Project, provided that payments to such subcontractors are made in accordance with the terms of the Work Letter and this Agreement.
Although Developer is not responsible for payment of the Guaranteed Cost Exceptions, Developer may not make expenditures for Guaranteed Cost Exceptions (i) greater than those set forth in the Base Project Budget, or (ii) for any of the items described in Sections 1.31 (b), (c), (d) or (e), without in each case Comcast’s prior written consent. For the avoidance of doubt, but subject to the preceding sentence, the dollar amounts set forth next to each Guaranteed Cost Exception in the Base Project Budget are for reference only and do not constitute a limitation on the amount of the Guaranteed Cost Exceptions.
1.32    “Guaranty Cost Items” means all costs and expenses incurred in the performance of the Work and of all other obligations of Developer under this Agreement, except the Guaranteed Cost Exceptions. For the avoidance of doubt, the Guaranty Cost Items do not include construction period interest or return on investment.
1.33    “Guaranteed Maximum Development Price” means (a) with respect to the Guaranty Cost Items that are incurred in the performance of the Base Project Work, procurement and installation of the Hotel Furnishings, and performance of all other obligations of Developer under this Agreement, except the Tenant Improvements Work and work and services that are covered by the Guaranteed Cost Exceptions, the sum of $[***], as that sum may be increased or decreased as set forth in this Agreement (the “Base Project Guaranteed Maximum Development Price”), and (b) with respect to the Guaranty Cost Items that are incurred in the performance of the Tenant Improvements Work, an amount equal to (i) the Tenant Work GMP multiplied by [***]% (representing the Landlord’s Fee and a [***] percent ([***]%) contingency), minus (ii) $[***], as that sum may be increased or decreased in accordance with this Agreement (the “Tenant Improvements Guaranteed Maximum Development Price”). Developer acknowledges that no Guaranteed Cost Exceptions will be incurred in connection with the Tenant Improvements Work. The components of the Guaranteed Maximum Development Price are shown in the Project Budget, but do not include the Guaranteed Cost Exceptions.
1.34    “Hard Costs” means the total of all costs, expenditures and liabilities paid or incurred by the Owners to the General Contractor, subcontractors or to any other person providing labor, materials, equipment or supplies for the erection and construction of the Project, and all other costs, expenditures and liabilities of the Owners incurred with respect to the erection and construction of

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the Project, except fees to contractors and costs commonly referred to in the construction industry as “general conditions costs.”
1.35    “Hazardous Materials” means any flammable items, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation pursuant to Environmental Laws.
1.36    “Hotel” means the hotel portions of the Overall Project, including guest rooms, hotel public space, hotel back-of-house, stairs, elevators/escalators, restaurants and other amenities intended to serve the guests of the Hotel.
1.37    “Hotel Agreements” means, collectively (i) the Hotel Management Agreement, (ii) the Hotel License Agreement, and (iii) the Pre-Opening Services Agreement, between Hotel Owner and Hotel Operator and dated on or about the date hereof, as the same may hereafter be amended, restated or modified from time to time.
1.38    “Hotel Delay Damages” has the meaning set forth in Section 3.1(e).
1.39    “Hotel Furnishings” means all furniture, fixtures, and equipment respecting the Hotel (including the restaurants in the Hotel), as well as all operating supplies and consumables required for the operation thereof, as the foregoing are designed, installed and procured pursuant to the Hotel Agreements and the Work Letter.
1.40    “Hotel Improvements” means the Base Project Improvements relating to the Hotel (including the restaurants located in the Hotel).
1.41    “Hotel JV Agreement” means the Limited Liability Company Operating Agreement of 18A Hotel, LLC, as the same may hereafter be amended, restated or modified from time to time.
1.42    “Hotel Operator” means Four Seasons Hotels and Resorts, and any replacement Hotel Operator.
1.43    “Hotel Owner” has the meaning set forth in the recitals to this Agreement.
1.44    “Hotel Plans and Specifications” means collectively, (i) with respect to the Hotel Improvements, the portion of the Base Project Plans and Specifications relating thereto, as the same may be prepared and modified in accordance with the Work Letter, and (ii) with respect to the Hotel Furnishings, the designs and selections thereof, as the same may be prepared and modified in accordance with the Hotel JV Agreement, the Hotel Agreements and the Work Letter.
1.45    “Improvements” means, collectively, the Base Project Improvements, the Tenant Improvements and the Hotel Furnishings.
1.46    “Independent Neutral” shall have the meaning set forth in Section 11.1.

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1.47    “Joint Venture Agreement” means, individually or collectively, the Office JV Agreement and the Hotel JV Agreement, as the context may require.
1.48    “Landlord’s Fee” has the meaning set forth in the Work Letter.
1.49    “Law” or “Laws” means all laws, ordinances, statues, rules, regulations and codes pertaining to the Improvements, including any determinations of all Federal, state, county or municipal authorities having jurisdiction over the Overall Project.
1.50    “Lien” and “Liens” shall mean individually and collectively, as the context may require, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing and a mechanics’ or materialmen’s lien).
1.51    “Major Tenant” means Comcast, in its capacity as the tenant under the Major Tenant Lease and any successor to Comcast permitted under the Major Tenant Lease.
1.52    “Major Tenant Lease” has the meaning set forth in the recitals to this Agreement, and includes all schedules and exhibits thereto.
1.53    “Management Agreement” means that certain Management and Leasing Agreement between Office Owner and Developer dated on or about the date hereof.
1.54    “Office JV Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of 18A LLC, as the same may hereafter be amended, restated or modified from time to time
1.55    “Office Owner” has the meaning set forth in the recitals to this Agreement.
1.56    “Overall Project” means a trophy-class mixed-use skyscraper consisting of an approximately 59-story vertically integrated office and hotel building containing: approximately 1,333,580 rentable square feet of office space; a 265,000 square foot, 222-room, 5-star luxury hotel with spa, restaurant(s), banquet and meeting space; approximately 4,052 square feet of retail space; indoor and outdoor public space with an area of approximately 20,000 square feet at various levels of the building; an underground pedestrian concourse connecting from the east curb-line of the Land to the existing concourse; and an underground parking area with accessory parking, all as depicted in the Plans and Specifications.
1.57    “Owner” means Office Owner and/or Hotel Owner, individually. As used herein, the term the “Owners” means Office Owner and Hotel Owner collectively.
1.58    “Owner Default” has the meaning specified in Section 10.2.
1.59    “Owner’s Dispute Representative” has the meaning set forth in Section 11.1.

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1.60    “Payment Account(s)” has the meaning set forth in Section 3.4(a).
1.61    “Permits” has the meaning set forth in Section 3.1(b)(v).
1.62    “Person” means a natural person or a corporation, partnership, limited liability company or other entity.
1.63    “Phase” has the meaning set forth in the Work Letter.
1.64    “PIDC-DMC” has the meaning set forth in the recitals to this Agreement.
1.65    “Plans and Specifications” means, collectively, the Base Project Plans and Specifications, the Hotel Plans and Specifications for the Hotel Furnishings and the Tenant Improvements Plans and Specifications.
1.66    “Preliminary Design Development Documents” means, collectively (i) the Core and Shell Preliminary Design Development Plans dated 5/15/14 and attached hereto as Schedule 1-A, (ii) the Core and Shell Project Narrative dated 6/24/14 and attached hereto as Schedule 1-B, (iii) the Preliminary Hotel Interiors Design Development Plans dated 5/15/14 and attached hereto as Schedule 1-C, and (iv) the Hotel Interiors Project Narrative dated 6/17/14 and attached hereto as Schedule 1-D. For the avoidance of doubt, the Preliminary Design Development Documents are the same as the “Preliminary Design Development Documents” referenced in the Work Letter.
1.67    “Principal Design Architect” means architect(s) selected by Developer and approved by Comcast pursuant to Section 3.1(i) and/or Major Tenant pursuant to the Work Letter that is responsible for the overall design of the Project, and any replacement thereof selected in accordance with this Agreement. The initial Principal Design Architect is F&P Architects, New York, Inc.
1.68    “Principal Landscape Architect” means the architect(s) selected by Developer and approved by Comcast pursuant to Section 3.1(i) that is responsible for the design of the exterior landscaping of the Project, and any replacement thereof selected in accordance with this Agreement. The initial Principal Landscape Architect is the Olin Partnership.
1.69    “Principal Lighting Designer” means the architect(s) or designer(s) selected by Developer and approved by Comcast pursuant to Section 3.1(i) that is responsible for the exterior lighting design for the Project, and any replacement thereof selected in accordance with this Agreement. The initial Principal Lighting Designer is Tillotson Design Associates, Inc.
1.70    “Project” means the Overall Project to be developed by Developer pursuant to the terms hereof, including the Base Project Improvements, the Hotel Furnishings and the Tenant Improvements, but excluding any tenant fit-out for tenants of the Office Unit other than the Tenant Improvements to be constructed on behalf of the Major Tenant in accordance with the Major Tenant Lease.
1.71    “Project Architect” means Kendall/Heaton Associates, Inc. (together with F&P Architects, New York, Inc., which is contracted as a consultant to Kendall/Heaton).

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1.72    “Public Improvements” means those portions of the Overall Project principally located within the Public Unit and consisting generally of a winter garden and infrastructure, utility, roadway, concourse and similar improvements, as depicted in the Public Improvements Plans and Specifications, and which are funded, in part, with Governmental Incentives.
1.73    “Public Improvements Plans and Specifications” means the portion of the Base Project Plans and Specifications relating to the Public Improvements, as the same may be modified in accordance with the Work Letter and the applicable agreements governing the granting, distribution and use of the Governmental Incentives.
1.74    “Public Unit” has the meaning set forth in the recitals to this Agreement.
1.75    “Related Documents” shall mean, collectively, the Work Letter, the Hotel Agreements, the Office JV Agreement and the Hotel JV Agreement.
1.76    “Responsibilities” means the obligations of Developer described in Article III.
1.77    “Soft Costs” means all costs to design and construct the Overall Project, other than Hard Costs.
1.78    “Standard of Care” has the meaning set forth in Section 3.1.
1.79    “Substantial Completion” shall, with respect to the applicable portion of the Work, have the meaning given to such term in the Work Letter.
1.80    “Tenant Delay” has the meaning set forth in the Work Letter.
1.81    “Tenant Improvements” means the tenant improvements contemplated in the Major Tenant Lease and as described in the Tenant Improvements Plans and Specifications. For the avoidance of doubt, the Tenant Improvements contemplated under this Agreement are the same improvements to be designed and constructed as the “Tenant Work” under the Work Letter.
1.82    “Tenant Improvements Guaranteed Maximum Development Price” has the meaning set forth in the definition of Guaranteed Maximum Development Price in Section 1.33.
1.83    “Tenant Improvements Plans and Specifications” means the final plans and specifications for the Tenant Improvements, as the same may be established and modified in accordance with the Work Letter. For avoidance of doubt, the Tenant Improvements Plans and Specifications are the same as the “Tenant Construction Documents Issued for Construction,” developed in accordance with the Work Letter.
1.84    “Tenant Improvements Work” means all construction and other activities required under the Construction Contracts or otherwise in order to Complete the development of the Tenant Improvements, including all labor, materials, equipment and other services to be furnished thereunder to Complete the Tenant Improvements in accordance with the Tenant Improvements Plans and Specifications.

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1.85    “Tenant Work GMP” has the meaning set forth in the Work Letter, and includes any increase or decrease thereto made in accordance with the terms of the Work Letter.
1.86    “Work” means, collectively, the Base Project Work, the design, procurement and installation of the Hotel Furnishings, and the Tenant Improvements Work. For the avoidance of doubt, the “Work” does not include any third-party tenant fit-out.
1.87    “Work Letter” means the Work Letter that is attached to, and made part of, the Major Tenant Lease, as the same may hereafter be amended, restated or modified from time to time.
ARTICLE II
ENGAGEMENT AND TERM
Owners hereby engage Developer to design, develop, cause the construction of and Complete the Project and perform all of its other obligations under this Agreement, upon the terms and conditions herein stated. Developer accepts such engagement and shall perform the duties and obligations of the Developer set forth herein in accordance with the terms and provisions of this Agreement. The term of this Agreement shall commence on the date hereof and shall end on the date upon which the construction of the Project is Complete (subject to Section 3.8 hereof) and all other obligations of the parties set forth herein have been fulfilled.
ARTICLE III
DEVELOPER’S RESPONSIBILITIES
3.1    Responsibilities. In consideration of the fees and other compensation to be paid to Developer hereunder, and subject to all of the other terms and conditions set forth herein, Developer agrees to design, develop, cause the construction of and Complete the Project and to provide or cause to be provided (i) all design, construction, construction procurement, development, environmental, consulting and other soft-costs and services necessary to Complete the Project, including, with respect to the procurement and installation of all furniture, fixtures and equipment for the Hotel Furnishings as well as the procurement of all operating supplies and consumables necessary for the proper operation of the Hotel, and (ii) all other activities or services reasonably inferable from the line item descriptions in the Base Project Budget or otherwise described in this Agreement. Developer shall provide all necessary management and oversight of professionals (including Architects, engineers and other design professionals, attorneys, accountants, and other consultants) involved in the development of the Project and cause all other Soft Costs to be incurred and Completed in accordance with this Agreement and the Related Documents. Developer shall have the authority, duty and responsibility to undertake the matters described below, subject in all events to the terms of Section 3.1(i) and the Related Documents, including all applicable consent and approval rights of Comcast, Major Tenant and Hotel Operator set forth therein. All activities of Developer pursuant to this Agreement shall be undertaken using the standard of care that an experienced developer in the Philadelphia area, with experience on projects similar to the Project, would be expected to exercise, but in no case less than a high degree of care and diligence (the “Standard of Care”). Notwithstanding the foregoing, exercise by Developer of the Standard of Care shall not be deemed to relieve Developer of any of its obligations under this Agreement,

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including its duties to correct defective Work, or qualify any express representations and warranties set forth in this Agreement.
(a)    Design Related Responsibilities. Developer shall cause the Project to be designed in accordance with (i) the terms of the Work Letter and the Office JV Agreement (with respect to the Base Project Improvements and the Tenant Improvements), and (ii) the Hotel Agreements, the Hotel JV Agreement and the Work Letter (with respect to the Hotel Furnishings). Without limiting the generality of the foregoing, Developer shall undertake the following:
(i)    Developer shall select, engage, terminate and replace all architects, engineers and other design professionals for the Project (except the architect designing the Tenant Improvements) as set forth in the Work Letter;
(ii)    Developer shall oversee the preparation and finalization of all architectural drawings, specifications, and other design documentation for the construction of the Improvements, which shall refine and implement the design concepts contemplated in the various design documents developed under the Related Documents, and shall review and approve or disapprove (as applicable) (x) any proposed changes to the scope of the Improvements, and (y) any proposed changes to any of the Plans and Specifications, provided, however, that (A) any modification of the Base Project Plans and Specifications and/or the Tenant Improvements Plans and Specifications shall be subject to the approval of the Major Tenant in accordance with and to the extent set forth in the Work Letter, and Comcast in accordance with and to the extent set forth in, the Office JV Agreement, (B) the design and selection of the Hotel Furnishings shall be subject to the approval of the Hotel Manager in accordance with and to the extent set forth in the Hotel Agreements, Comcast in accordance with and to the extent set forth in, the Hotel JV Agreement, and Major Tenant in accordance with and to the extent set forth in the Work Letter, and (C) any modification of the Public Improvements Plans and Specifications shall also be subject to the approval of applicable governmental and/or quasi-governmental agencies to the extent required under the instruments, codes or ordinances governing the Governmental Incentives;
(iii)    Coordinate and monitor efforts by the Architect to comply with all applicable Laws; and
(iv)    Otherwise cause the Plans and Specifications to be developed, finalized and approved in accordance with the terms of the applicable Related Documents. Because Developer will have the benefit of the OPPI insurance described in Section 6.1(b), it shall be responsible for errors and omissions in the Plans and Specifications discovered prior to the expiration of the warranty period described in Section 3.8.
(b)    Construction Related Responsibilities. Developer shall cause the Project to be constructed in a good and workmanlike manner in accordance with the Plans and Specifications in all material respects, this Agreement and the Related Documents. Without limiting the generality of the foregoing, Developer shall undertake the following:

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(i)    Select, engage, terminate and replace all contractors, subcontractors and materialmen providing goods or services for the Project;
(ii)    Finalize and execute in its own name the GMP Contracts and coordinate, administer and enforce all rights and perform all obligations of the “owner” under the Construction Contracts;
(iii)    Review and approve or disapprove (as applicable) any proposed amendment or modifications to the Construction Contracts, including, without limitation, any and all change orders;
(iv)    Provide the General Contractor with all documentation, including but not limited to the Plans and Specifications, necessary to obtain competitive bids for all the Work, and oversee such bid process;
(v)    Obtain, or cause to be obtained, all final and unappealable governmental permits and approvals required for the construction and Completion of the Work, including, without limitation, all building permits, partial building permits, and temporary or final certificates of occupancy (collectively, the “Permits”). All such Permits relating to construction of the Improvements shall be obtained in the appropriate Owner’s name;
(vi)    Coordinate and monitor (1) all applications for the Permits, and (2) the compliance with the terms and conditions of (x) such Permits, (y) any insurance policy required under this Agreement and affecting or covering the Improvements, and (z) any surety bond or approved alternative to a surety bond obtained by General Contractor and/or any subcontractors in connection with the Work;
(vii)    Coordinate, administer and implement (x) the application and approval process in connection with the issuance of the Permits, and (y) the making of any periodic inspections required by governmental officials;
(viii)    Cause the General Contractor or a scheduling consultant to prepare the Construction Schedule;
(ix)    Review and approve or disapprove (as applicable) all applications for payment and supporting documentation prepared by General Contractor and others performing work or furnishing materials for the Improvements, obtain certificates for payment from the Architect, obtain and review partial and final lien waivers, and direct payments to be made from the applicable Payment Account to the General Contractor, subcontractors and others as provided in Section 3.4.
(x)    Cause Completion of the Project to occur, including the preparation of all required punch lists, and coordinate the activities of contractors to facilitate Completion of the Project (including procurement of equipment manuals, warranties and guaranties for

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the equipment installed in the Building) and coordinate the waiver or release of all lien rights;
(xi)    Oversee the Architect in administering the Construction Contracts and monitoring performance of the Work for compliance with the Plans and Specifications;
(xii)    Hold monthly job meetings with the General Contractor, Architect, and other contractors and subcontractors on an as-needed basis, or as otherwise determined by Developer during the construction phase of the Improvements, and permit Comcast to have representatives present at such meetings;
(xiii)    Attend any and all public meetings which may be held concerning the Project and negotiate all contracts for the furnishing of utilities to the Project in capacities adequate for the intended use of the Project, and permit Comcast to have representatives present at such meetings;
(xiv)    Enforce the obligation of the General Contractor to comply with the requirements of the Economic Opportunity Plans; and
(xv)    Provide Comcast with copies of any amendments or modifications of the existing Construction Contracts and Architect Agreement and copies of any Construction Contract and design contract, and any amendments thereto, entered into by Developer in connection with the Project after the date hereof.
(c)    Miscellaneous Responsibilities. Developer shall:
(i)    Administer, implement, adjust (subject to Section 6.2) and enforce all insurance policies and insurance requirements contemplated under this Agreement, including, without limitation, the insurance requirements set forth in Section 6.1 hereof;
(ii)    Retain or hire all necessary third parties (including contractors, engineers, surveyors, architects, accountants, attorneys, consultants and other qualified personnel), in order to accomplish the duties of Developer as set forth herein;
(iii)    Negotiate with any third parties including any adjacent land owners and community associations, concerning all matters relating to the Project;
(iv)    In the event of an emergency at the Improvements, take any action in good faith and in the exercise of the Standard of Care believed by Developer to be required under the circumstances, and notify Comcast promptly of the emergency and any actions taken by Developer with respect thereto;
(v)    Identify any necessary or desirable easements for the Project and negotiate such easements with the owners of the servient estate; administer all covenants, reciprocal easement agreements and the like affecting the Project, assist Owner in understanding and observing, and performing its covenants and obligations under all such covenants and agreements;

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(vi)    As provided in Section 6.3, initiate, prosecute, litigate, arbitrate, mediate, defend and settle any and all manner of claims, actions, causes of action, cross-actions, suits, counter-claims, demands, litigation, arbitration, mediation, administrative (including OSHA) proceedings, and all other controversies arising from or relating to the design, development or construction of the Project;
(vii)    Perform all other obligations provided elsewhere in this Agreement to be performed by Developer or reasonably believed by Developer to be desirable, necessary or appropriate to carry out its duties hereunder;
(viii)    Comply with the Condominium Documents and any other matters of record affecting the Project;
(ix)    Procure on behalf of the Owners title insurance coverage for their fee and leasehold interests in the Project, in such amounts and with such exceptions, coverages and endorsements, as are consistent with the Standard of Care;
(x)    Provide at all times such qualified and experienced personnel as may be necessary to accomplish Developer’s responsibilities hereunder. Without limiting the foregoing, [***] shall be actively involved in oversight of the Project, provided he remains employed by Developer or an Affiliate of Developer;
(xi)    Ensure compliance with the requirements of all grants relating to the Public Improvements (other than requirements that are specific to the Major Tenant);
(xii)    At or prior to Substantial Completion of the applicable Work, conduct the checkout of all utilities and operational systems and equipment for readiness and assist the Owner(s) and/or Major Tenant, as applicable, in initial start-up, testing and operation of the same. Provide all initial training as may be reasonably necessary to permit the Owner(s) and Major Tenant, as applicable, to operate all operational systems and equipment;
(xiii)    At or prior to Completion of the applicable Work, cause to be submitted to Comcast, the Major Tenant, and the Owners, as applicable, all operation and maintenance data and instructions and warranties for the Project;
(xiv)    Establish an indoor air quality plan consistent with a LEED Platinum certification for the core and shell of the Building;
(xv)    Developer, in its capacity as Manager under the Management Agreement, shall diligently market the Office Unit (including the retail portions thereof) to potential third-party tenants and undertake all necessary lease negotiations in connection with the initial lease-up of all portions of the Office Unit not leased to the Major Tenant under the Major Tenant Lease, in accordance with the Management Agreement, and shall be entitled to any and all leasing commissions for such initial lease-up, as set forth in the Management Agreement. Developer shall utilize for the purpose of performing its responsibilities under this Section 3.1(c)(xv) the funds allocated for marketing and leasing

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activities in the Base Project Budget (subject to reallocation by Developer as set forth in Section 3.2(a)) and shall not exceed such budgeted amount without the prior consent of Comcast; and
(xvi)    Developer shall cause completion of the activities and services (not otherwise described above) described in each applicable line item in the Base Project Budget (or reasonably inferable therefrom) in accordance with this Agreement and the Related Documents.
(d)    Respecting the Major Tenant Lease.
(i)    Developer shall undertake all design, development and construction obligations of Office Owner in its capacity as the Landlord under the Major Tenant Lease, including, without limitation, the exercise of all rights and the performance of all obligations of the Office Owner under the Work Letter. For the avoidance of doubt, nothing in this Agreement shall be deemed to modify, abrogate or supersede the rights of Comcast in its capacity as Tenant under the Major Tenant Lease.
(ii)    Except as provided in Section 10.1(c) with regard to self-help, the following shall be Office Owner’s sole and exclusive remedies against Developer for late delivery of the Project or any part thereof:
(A)    Developer shall be solely responsible for any Projected Delivery Delay Damages (as defined in the Work Letter) payable by Office Owner to Major Tenant under paragraph I.7.b.(v) of the Work Letter.
(B)    If the Major Tenant receives a credit against rent under paragraph I.7.b.(vi) of the Work Letter, Developer shall pay to Office Owner an amount equal to such rent credits.
(C)    Developer shall be responsible for any Per Diem (as defined in the Work Letter) payable to the Major Tenant under paragraph I.7.b.(vii) of the Work Letter.
(iii)    Developer shall be entitled to receive and retain any cost savings to which the Landlord is entitled under paragraph F.5 of the Work Letter.
(iv)    Unless the dispute resolution procedures set forth in Article XI have been instituted with respect thereto, all payments due pursuant to this Section 3.1(d) and Section 3.1(e) shall be made within ten (10) business days after demand from the party entitled to the same. All amounts under Section 3.1(d)(ii) or Section 3.1(e) awarded to Office Owner or Hotel Owner pursuant to Article XI shall be paid to Office Owner or Hotel Owner, as the case may be, within ten (10) business days after entry of the award, unless otherwise provided in the award. Interest shall accrue at the Lease Interest Rate on all amounts not paid by Developer pursuant to this Section 3.1(d)(iv) from the date ten (10) business days after the due date until they are paid. For the avoidance of doubt, the parties

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acknowledge and agree that Force Majeure Delay(s) and/or Cumulative Tenant Delay(s) may extend deadlines under the Lease and/or Work Letter and hence the dates after which certain sums are payable by the Office Owner under the Lease and/or the Work Letter, and Developer shall have the benefit of any such delays to the same extent as the Landlord under the Major Tenant Lease.
(e)    Respecting the Hotel. Developer shall undertake all design, development and construction obligations of the Hotel Owner in its capacity as “owner” under the Hotel Agreements. To facilitate the foregoing, Hotel Owner hereby delegates all of its rights and obligations under the Hotel Agreements to Developer, to the extent such rights and obligations relate to the development of the Project (but subject in all events the consent and approval rights of the members of 18A Hotel, LLC pursuant to, and to the extent set forth in, the Hotel JV Agreement and the consent and approval rights of the Major Tenant, pursuant to, and to the extent set forth in, the Work Letter). Developer’s obligations under this Section 3.1(e) shall include the design, procurement and installation of all Hotel Furnishings for the Hotel, as well pre-opening activities and the procurement of all operating supplies and consumables necessary for the proper operation of the Hotel in coordination with Hotel Operator. If Hotel Owner is required to pay any fees, costs or other sums to the Hotel Operator due to delayed opening of the Hotel, then to the extent such delay is not due to Force Majeure Delay or Cumulative Tenant Delay to an item on the critical path of the Construction Schedule, Developer shall be responsible for the payment of such sums to the Hotel Operator (the “Hotel Delay Damages”). The payment of Hotel Delay Damages by Developer shall be Hotel Owner’s sole remedy hereunder with respect to the delayed Completion or opening of the Hotel, except as provided in Section 10.1(c) with regard to self-help. Hotel Owner hereby acknowledges that the Work Letter provides the Major Tenant with certain rights with respect to the design and development of the Hotel Improvements and the Hotel Furnishings. Hotel Owner hereby consents to such rights and agrees to be bound thereby in the same manner as though Hotel Owner were a party to the Work Letter.
(f)    Respecting Governmental Incentives and Public Improvements. Developer shall apply for, oversee and administer all Governmental Incentives, and shall enter into and comply with all grant agreements, sub-grant agreements, development agreements and other governing documentation required with respect thereto. The Owners shall make (or cause to be made) all available Governmental Incentives, up to a maximum of $[***], available (if, as and when received) to fund the costs of the development and construction of the Public Improvements, and for no other purpose. Any Governmental Incentives received by Developer or the Owners in excess of $[***] (net of all reasonable costs associated with the Governmental Incentives, excluding legal fees but including the cost of payment and performance bonds or other financial security required to obtain the Governmental Incentives) shall belong to Comcast. Developer shall seek to obtain all approvals, easements, rights of way and other rights and agreements from applicable parties (including governmental and quasi-governmental agencies and utility providers) as may be required for the design, construction and (if applicable) the ongoing maintenance and operation of the Public Improvements. Developer makes no representation, warranty or guaranty that the Governmental Incentives will be granted or, if granted, will be funded by the applicable governmental or quasi-governmental agency, provided that nothing herein shall excuse Developer from exercising reasonable due diligence and commercially reasonable efforts, in accordance with the Standard of

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Care, to obtain and collect the Governmental Incentives. Any shortfall resulting from the disapproval, unavailability or failure to fund any Governmental Incentives (and not caused by Developer’s failure to comply with all grant agreements, sub-grant agreements, development agreements and other governing documentation required with respect thereto or Developer’s failure to exercise reasonable due diligence and commercially reasonable efforts in accordance with the Standard of Care to obtain and collect the same) shall be borne by the Owners. As an accommodation to the Owners in order to avoid or reduce the cost of third party bonds that would otherwise be necessary, Developer may agree to obtain on behalf of Owners, or, at Developer’s election, issue or cause one or more Affiliates of Developer to issue, such completion bonds, payment bonds, guaranties and other forms of security as may be required by applicable governmental authorities in connection with the Public Improvements, Governmental Incentives, public art, transit oriented improvements, zoning and similar matters or as may be required by the surety companies issuing such bonds. All out-of-pocket payments made by Developer or its Affiliates in connection with any disbursement under such bonds, guaranty or other security (collectively, the “Bonding Costs”), shall be a cost of the Project payable by Owners pursuant Section 3.3(a), subject to the Base Project Guaranteed Maximum Development Price.
(g)    Respecting Comcast Center. The parties acknowledge that certain elements of the Project (including certain of the Public Improvements) require construction within the footprint of the property encompassed by the 1701-1717 JFK Boulevard Condominium, which property is commonly known as Comcast Center. Pursuant to separate instruments, Developer has obtained, or will obtain, such rights of access and easements as are necessary to allow Developer to cause such Work to be undertaken and Completed in accordance with the Plans and Specifications. Any costs incurred by the owners of any of the condominium units of Comcast Center on account of the Project shall be reimbursed by the Owners, subject to the applicable Guaranteed Maximum Development Price.
(h)    Developer’s Authority. Developer shall have sole and exclusive authority and responsibility to undertake all of its rights, duties and obligations set forth in this Agreement (including, without limitation, the Responsibilities set forth in Section 3.1) on behalf of the Owners, in the Owners’ name or Developer’s name, without interference from the Owners or anyone claiming by, through or under the Owners; subject, however, to the Comcast’s rights of approval set forth in Section 3.1(i) below and the other provisions of this Agreement.
(i)    Comcast’s Approval Rights. Notwithstanding anything herein to the contrary, the following decisions by Developer shall require Comcast’s prior written consent:
[***].
3.2    Budget; Guaranty.
(a)    Base Project Budget.
(xvi)    The Base Project Budget may be amended only upon the written approval of Comcast, except that Developer may, upon written notice to Comcast, but without Comcast’s prior approval: [***], or (iii) additional costs have been incurred as a

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result of Force Majeure, subject to Section 3.2(e). Furthermore, the line item in the Base Project Budget for “Total Marketing Cost” shall not be reduced by more than [***] percent ([***]%) and in no case shall the amount budgeted for tenant improvements for tenants of the Office Unit be less than $[***] per square foot of rentable area. Nothing herein shall be deemed to prohibit Developer from exceeding amounts set forth in the Base Project Budget, subject to its obligation to pay for such overages pursuant to the guaranty set forth in Section 3.2(b) and subject to the next to last sentence of Section 1.31.
(xvii)    Notwithstanding anything to the contrary contained in this Agreement, no amount may be reallocated between the Base Project Budget, or the Base Project Guaranteed Maximum Development Price, on the one hand, and the Tenant Work Guaranteed Maximum Development Price, on the other hand, without Comcast’s prior written approval. Notwithstanding the foregoing, Developer may from time to time, at Developer’s election, and with notice to Comcast, reallocate up to $[***] from the “Project Contingency” line item in the Base Project Budget to the costs of the Tenant Improvements Work, whereupon the Tenant Improvements Guaranteed Maximum Development Price shall be deemed increased, and the Base Project Guaranteed Maximum Development Price shall be deemed decreased, on a dollar-for-dollar basis by such reallocated amount.
(xviii)    Developer acknowledges that as of May 31, 2014, Owners have advanced certain sums toward Guaranty Cost Items previously incurred by Owners or Developer with respect to the Base Project Budget. Such sums are described in Exhibit C attached hereto.
(b)    Guaranty.
(xvii)    Subject to Section 3.1(d)(ii), Section 3.1(e) and Section 10.1(c), which set forth Owners’ sole and exclusive remedies for late delivery of the Improvements described therein, Developer hereby guaranties to Office Owner and Hotel Owner (i) to oversee, manage and develop the Base Project Improvements in accordance with this Agreement and the applicable Related Documents, and to execute and Complete the Base Project Work related thereto and all other services covered by (or reasonably inferable from) each line item set forth in the Base Project Budget in accordance with the Standard of Care, (ii) the Substantial Completion of the Base Project Improvements for each Phase as and when required by the Work Letter, (iii) the Completion of the Base Project Improvements for each Phase as promptly thereafter as reasonably practicable, (iv) the Completion of the Hotel Furnishings by the Hotel LD Date (as defined in the Work Letter), (v) that the total aggregate cost for the Guaranty Cost Items expended by both Owners with respect to the Base Project Work, the Hotel Furnishings and all other obligations of Developer under this Agreement (except the Tenant Improvements Work and work and services that are described in the Guaranteed Cost Exceptions), shall not exceed the Base Project Guaranteed Maximum Development Price (with Developer agreeing to pay for all Guaranty Cost Items in excess of the Base Project Guaranteed Maximum Development Price), (vi) the prompt discharge of any Lien with respect to the Base Project Work and/or the Hotel Furnishings, and (vii) that the base building core and shell of the Project will attain LEED Platinum certification

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to the extent required by any zoning or building permits issued pursuant to the Philadelphia Code.
(xviii)    Subject to Section 3.1(d)(ii), Section 3.1(e) and Section 10.1(c), which set forth Owners’ sole and exclusive remedies for late delivery of the Improvements described therein, Developer hereby guaranties to Office Owner (i) to oversee, manage and develop the Tenant Improvements in accordance with this Agreement and the applicable Related Documents, and to execute and Complete the Tenant Improvements Work in accordance with the Standard of Care, (ii) the Substantial Completion of the Tenant Improvements for each Phase as and when required by the Work Letter, (iii) the Completion of the Tenant Improvements for each Phase as promptly thereafter as reasonably practicable, (iv) that the total aggregate cost for the Guaranty Cost Items expended by Office Owner and Major Tenant for the Tenant Improvements Work shall not exceed the Tenant Improvements Guaranteed Maximum Development Price (with Developer agreeing to pay for all costs and expenses in excess of the Tenant Improvements Guaranteed Maximum Development Price), (v) no Guaranteed Cost Exceptions will be incurred in connection with the Tenant Improvements Work, and (vi) the prompt discharge of any Lien with respect to the Tenant Improvements Work.
(xix)    If any Lien relating to the Work is filed against all or any part of the Property for any reason, other than as a result of a Funding Default, Developer shall cause such Lien to be removed or satisfied of record, or cause such Lien to be bonded over, no later than the earlier of sixty (60) days after notice thereof to Developer, or such other time as may be required pursuant to any lease of the Office Unit or agreement with the City of Philadelphia, Philadelphia Authority for Industrial Development or any of its Affiliates.
(xx)    Developer shall commence completion of all punchlist items with respect to the Tenant Improvements as required by the Work Letter. Developer shall commence completion of all punchlist items with respect to each Phase or other applicable portion of the Project within thirty (30) days after Substantial Completion of such Phase or applicable portion of the Project, and will proceed diligently to complete the same.
(xxi)    Developer agrees to pay to the applicable Owner all costs, fees, losses and expenses arising out of the failure of Developer to comply with the provisions of this Section 3.2(b).
(c)    Conditions to Guaranty. Notwithstanding anything herein to the contrary, the obligations of Developer set forth in this Agreement shall be subject to, and conditioned upon, there not existing any Funding Default, Developer is also relying on the timely performance by the Major Tenant of its non-monetary obligations under the Work Letter. Accordingly, the failure of Major Tenant to comply with any of such non-monetary obligations in any material respect may be a defense to enforcement of certain of Developer’s obligations under this Agreement, as may be equitably determined in accordance with Article XI.
(d)    Cooperation. Developer and Owners shall cooperate together in good faith in order to minimize, to the extent practicable, the amount of the Guaranteed Cost Exceptions.

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(e)    Notice of Force Majeure. Developer shall promptly notify Comcast (the “FM Notice”) of the occurrence and nature of any Force Majeure or Force Majeure Delay that may result in the unavailability, delay or increased costs in obtaining materials or supplies (including operating supplies and consumables for the Hotel) necessary to construct or Complete the Project in accordance with the Plans and Specifications and the applicable Related Documents. Such notice will include reasonable detail about such delay, unavailability or increased cost, and shall include suggested alternatives and/or substitutes. If Developer delivers the aforesaid notice, Comcast may direct Developer to take any of the following actions, or any combination thereof, to the extent feasible: (i) purchase the originally-selected materials or supplies at the increased cost, in which event such increased cost of the materials or supplies, together with any increased out-of-pocket costs incurred by Developer therefor, such as, by way of example and not limitation, any increased cost of shipping or transportation of such material or increased costs of labor incurred to mitigate any delay, if Comcast requests Developer to mitigate, shall increase the applicable Guaranteed Maximum Development Price, (ii) accept the delay in obtaining the originally-selected materials or supplies at the originally-budgeted price, in which event such delay shall be Force Majeure Delay to the extent it delays an item on the critical path of the Construction Schedule and any out-of-pocket cost incurred by Developer to mitigate such delay, if Comcast requests Developer to mitigate, shall increase the applicable Guaranteed Maximum Development Price, or (iii) purchase alternate materials or supplies, in which event any increased costs of such materials or supplies, together with any increased out-of-pocket costs incurred by Developer therefor such as, by way of example and not limitation, any increased cost of shipping or transportation of such material or increased costs of labor incurred to mitigate any delay, if Comcast requests Developer to mitigate, shall increase the applicable Guaranteed Maximum Development Price, and/or any delay in obtaining such alterative materials or supplies shall be Force Majeure Delay to the extent it delays an item on the critical path of the Construction Schedule. Except as expressly set forth in this Section 3.2(e) and in Section 6.2(a), increased costs resulting from Force Majeure shall not increase the Guaranteed Maximum Development Price. If the amount of any delay or any cost increase changes from that described in the FM Notice, Developer shall promptly notify Comcast and Comcast shall have the right to change its direction to Developer described above in this Section 3.2.
3.3    Owner’s Payment Obligation.
(a)    Development Costs. Subject to the other provisions of this Agreement, Owners shall be responsible for the payment, without deduction or setoff (except as otherwise expressly set forth herein), of all costs incurred to develop and construct the Project (“Development Costs”) including, without limitation, (i) all amounts payable under any Construction Contract, architect agreement or other contract or agreement respecting the design and construction of the Project entered into in accordance with the terms of this Agreement and the Related Documents, (ii) all taxes payable with respect to the Project (other than income, net profits and similar taxes), (iii) the premiums for all insurance required or permitted hereunder and carried by or on behalf of Developer with respect to the Project, (iv) all permit and approval fees incurred with respect to the Project, (v) the Development Fee, (vi) the Bonding Costs, and (vii) all other costs and expenses incurred by Developer in the performance of its obligations under this Agreement. Notwithstanding the foregoing (A) Owners shall not be required to pay for the aggregate amount of Guaranty Cost Items in respect of the Base Project Improvements and Hotel Furnishings which exceed the Base

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Project Guaranteed Maximum Development Price, and (B) Office Owner shall not be required to pay for the aggregate amount of Guaranty Cost Items in respect of the Tenant Improvements which, when added to amounts expended by Major Tenants (without duplication) for Guaranty Cost Items in respect of the Tenant Improvements, exceed the Tenant Improvements Guaranteed Maximum Development Price. Office Owner shall cause the Major Tenant to advance and pay pursuant to the terms of the Work Letter, subject to the rights of Major Tenant to object thereto and withhold payment under the Work Letter, all costs and payments which are the Major Tenant’s responsibility under the Work Letter. Notwithstanding anything to the contrary contained in this Agreement, Owners shall not be deemed to be in default with respect to a monetary obligation under this Agreement so long as no Funding Default exists. Title to all work, materials, and equipment installed in or about the Project shall pass to the Owner(s) and/or Major Tenant, as applicable, upon the applicable party’s receipt of payment therefor, free and clear of any liens, claims, security interests or encumbrances.
(b)    Allocation of Costs. As between the Hotel Owner and the Office Owner, the costs of the Work shall be shared as follows:
(v)    The Soft Costs relating to the design of the core and shell of the Overall Project (including the portion of the Development Fee related thereto), and the Hard Costs of constructing the core and shell, shall be shared between the Office Owner and the Hotel Owner pro rata based on their relative percentage interests in the Condominium;
(vi)    The Soft Costs relating to the design of the Hotel Furnishings and the Hotel Improvements other than core and shell (including the portion of the Development Fee related thereto) and the Hard Costs of constructing the Hotel Improvements (other than core and shell) and procuring and installing the Hotel Furnishings shall be paid by the Hotel Owner;
(vii)    The Soft Costs relating to the design of the Base Project Improvements (other than core and shell) relating to the Office Unit (including the portion of the Development Fee related thereto) and the Hard Costs of constructing the Base Project Improvements (other than core and shell, the Hotel Improvements and the Public Improvements) shall be paid by the Office Owner
(viii)    All costs of the Public Improvements other than core and shell (including design and construction and the portion of the Development Fee relating thereto) shall be reimbursed out of the net proceeds of the Governmental Incentives, up to the aggregate amount of $[***], and the balance of such costs shall be shared between the Office Owner and the Hotel Owner pro rata based on their relative percentage interests in the Condominium;
(ix)    All Hard Costs and Soft Costs relating to the Tenant Improvements shall be paid by the Office Owner, except to the extent payable by Major Tenant; and

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(x)    All other costs of constructing the Project (to the extent not expressly mentioned above) shall be shared between the between the Office Owner and the Hotel Owner pro rata based on their relative percentage interests in the Condominium.
3.4    Construction Draw Process. Funding for the Project shall be made as follows:
(a)    Funding the Payment Accounts. Not more often than monthly, Developer shall provide the Owners and Comcast with a reasonable estimate of Development Costs to be paid the following month, less amounts in the applicable Payment Accounts that were not needed to fund Development Costs for the then-current month. Such estimate shall contain reasonable backup information to support the estimate, including a breakdown of amounts to be funded in respect of each line item in the Base Project Budget, or the Tenant Improvements Guaranteed Maximum Development Price, as applicable, and shall specify the amounts allocable to the Hotel Improvements, the Hotel Furnishings, the Base Project Improvements (other than the Hotel Improvements) and the Tenant Improvements. The Owners shall, subject to the Base Project Guaranteed Maximum Development Price, fund the amount of the estimate (other than the portion of the estimate that relates to the Tenant Improvements Work) into two (2) bank accounts owned jointly by the Owners and for which Developer has check writing and wiring authority. One such account shall be used for funding the Hotel Improvements and the Hotel Furnishings and the other shall be used for funding the other Base Project Improvements (except the Hotel Improvements). Similarly, subject to the Tenant Improvements Guaranteed Development Price and the rights of Major Tenant under the Work Letter, Office Owner shall fund the Construction Allowance (as defined in the Work Letter), and shall cause the Major Tenant to fund the balance of the estimate that relates to the Tenant Improvements, into a bank account owned jointly by Office Owner and Major Tenant and for which Developer has check writing and wiring authority. Each of the bank accounts described in this Section 3.4(a) is referred to as a “Payment Account” and collectively as the “Payment Accounts”.
(b)     Review of Applications for Payment. It is contemplated that the General Contractor’s application for payment and other invoices shall be submitted to Developer (and to the Architect with respect to the General Contractor’s application for payment) no later than the tenth (10th) day of the month following the month in which the work which is the subject of such application for payment or invoices was completed. Thereafter, Developer (in consultation with the Architect as necessary) shall promptly review the General Contractor’s application for payment and all other invoices. Developer shall promptly forward each monthly certificate for payment (which shall show the percentage Completion of the Work and otherwise be in form reasonably acceptable to Comcast) issued by the Architect to Comcast.
(c)    Payment on Behalf of Owners. To the extent Developer approves the General Contractor’s application for payment, Developer shall cause payment to be made out of the applicable Payment Account on behalf of Owners and Major Tenant (to the extent the Work for which the draw is made is for Tenant Improvements Costs payable by Major Tenant and subject to the Major Tenant’s rights under the Work Letter), including the applicable installment of the Development Fee, not more than thirty (30) days after such approval. Such payments shall be made directly to the applicable subcontractors (other than the “general conditions costs” and contractor’s

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fee which will be paid directly to the General Contractor). All checks and wire transfers made from the Payment Accounts shall be identified as coming directly from Owners or Major Tenant, as applicable, and not from Developer. The amount of Governmental Incentives actually received by the Owners, up to a maximum of $40,000,000, shall be applied on account of amounts due and payable by the Owners with respect to the design and construction of the Public Improvements. Promptly after Completion of the applicable portions of the Project, any amounts in the Payment Accounts not paid to or properly payable pursuant to this Agreement to Developer, General Contractor or its subcontractors pursuant to this Section 3.4, or reserved (in the reasonable discretion of Developer) against pending claims, shall be paid to the applicable Owner. When it is reasonably determined by Developer that such reserved amounts will not be needed for pending claims, they shall promptly be paid to the applicable Owner. Developer will keep detailed records of all amounts paid from the Payment Accounts, in form reasonably satisfactory to Owner, and shall provide such records to Owner monthly and at such other times as Owner may reasonably request. In addition, if Comcast reasonably believes that the percentage derived by taking the amounts previously paid by the Owners into the Payment Accounts and allocable to Work performed by the General Contractor (except any Tenant Improvements Work), plus the portion of the next monthly installment allocable to such Work, divided by the line items in the Base Project Guaranteed Maximum Development Price allocable to such Work, indicates that the payments made previously and then being made exceed the percentage of the Base Project Work and the Hotel Furnishings that is complete (as certified by the Architect) by [***] ([***]) percentage points or more, it may request that the Independent Neutral equitably adjust the monthly amount payable to such Payment Accounts, which the Independent Neutral shall be authorized to do. For example, [***].
(d)    Owners’ Pledge of Credit. Notwithstanding anything to the contrary contained in this Agreement, Developer and Owners have agreed that General Contractor, acting pursuant to authorization by Owners, shall purchase materials and hire all labor and engage all subcontractors necessary for General Contractor to perform the Work. Owners hereby (1) pledge their credit and agree to be liable in the first instance to such subcontractors for amounts to which they become entitled pursuant to, and as limited by, this Agreement, for proper performance of their subcontracts, as distinguished from merely guaranteeing payments to them or undertaking to reimburse General Contractor for the cost of such subcontracts, and (2) agree to make payments, limited to the amounts due pursuant to this Agreement, directly to such subcontractors, when and if such payments are authorized by Owners, Developer and General Contractor, pursuant to the payment procedures set forth above in this Agreement. Other than as set forth in the immediately preceding sentence, General Contractor shall remain liable under each subcontract with its subcontractors as if and as though General Contractor were responsible for making all payments thereunder and for all other obligations set forth in such subcontracts, including, without limitation, sole liability for any claims for incidental, special or consequential damages (including, without limitation, damages for delay, interference and/or loss of efficiency), and for any and all additional compensation of any type or amount not approved by Owners and Comcast. It is the intent of the parties to this Agreement that no other rights and responsibilities among Owners, Developer, General Contractor and its subcontractors shall be affected hereby, including but not limited to Developer’s responsibility to Owners for the proper and timely performance of the Work (whether performed by General Contractor, such subcontractors or anyone else on its or their behalf), and Developer’s responsibility to pursue and defend all disputes between and among Owners, General Contractor

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and its subcontractors, whether regarding payments to subcontractors or any other matters. General Contractor shall not include in its invoices to Developer amounts allocated to the payment of the Philadelphia Business Privilege Tax, with respect to payments from Owners to General Contractor and its subcontractors. All payments made by or on behalf of Owners to General Contractor or any subcontractors under this Section 3.4 or otherwise, shall be credited against the payment obligations of Owners under this Agreement. For the purposes of this Section 3.4, references to subcontractors shall include suppliers with which General Contractor has contracts for a portion of the Work. Claims, judgments, suits, damages, costs, expenses (including but not limited to reasonable legal fees) and liabilities incurred by or asserted against Owners or any other party indemnified under Section 6.4, by General Contractor or any subcontractor of any tier are covered by the indemnity set forth in Section 6.4. For the avoidance of doubt, it is the intent of the parties that Developer be solely responsible for responding to and defending against any demands or claims arising by General Contractor or its subcontractors of any tier against Owners or Comcast, except those arising because of a Funding Default.
3.5    Employees. Developer shall select, employ, pay, supervise and discharge all employees, independent contractors, and personnel necessary for the performance of Developer’s duties pursuant to the terms hereof. All personnel used by Developer in the construction and operation of the Improvements shall be employees of Developer, employees of an Affiliate of Developer or independent contractors and not employees of the Owners.
3.6    Payments. Developer shall check and verify all bills received for services, work and supplies ordered in connection with the construction of the Improvements. If such bills relate to materials supplied or work performed on the Improvements, Developer shall obtain all necessary lien waivers evidencing payment of such obligations.
3.7    Reporting. Developer shall keep Comcast fully informed during the development and construction of the Project. Developer shall prepare and deliver to Comcast, within twenty (20) days following the end of each calendar month, a monthly report on development and construction activities for the Project containing: (a) a summary of all expenditures incurred in connection with the development or construction during such month and a reconciliation to the Base Project Budget and the Tenant Improvements Work Guaranteed Maximum Development Price; (b) a report detailing progress of construction of the Project against the approved Construction Schedule; (c) a report listing and describing any proposed or approved change orders or construction change directives under the Construction Contracts; (d) a report describing any claims made against the Owners, Comcast or the Project and any material notices issued to the Owners or Comcast by the General Contractor, the Architect, or any state, municipal or other governmental authority with respect to the Project. Developer shall provide for [***] or her designee to attend the bi-weekly construction meetings relating to the Project, and the monthly draw meetings, and shall accompany [***] or such designee on site visits to the Project no less frequently than monthly, subject to such safety rules and regulations as may be imposed by the General Contractor.
3.8    Warranty. Developer hereby guarantees that all materials, machinery and equipment incorporated into the Project will be of good quality (or higher, if a higher quality is specified) and new and that the Work will be in accordance with the Plans and Specifications, and free from defects

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including design defects, and will remain free from such defects for a period of one (1) year after Substantial Completion of the applicable Work. Notwithstanding the foregoing, the guaranty described in this Section 3.8 shall be for a period of one-year commencing upon the date of Completion of the applicable Work with respect to portions of the Work completed after Substantial Completion. Developer shall repair or replace, as reasonably determined by Developer, at its sole cost and expense all Work that does not conform to the requirements of this Section 3.8, and shall cause all warranties relating to the Work given by the General Contractor and, to the extent assignable, General Contractor’s subcontractors and suppliers, to be assigned in writing to the applicable Owners and Major Tenant, as applicable, upon completion of the Work. All repairs or replacements required pursuant to this Section 3.8 shall be made at the reasonable convenience of the Owners and the occupants of the Project (including the Hotel Operator and the Major Tenant) during such times as will not unreasonably and unnecessarily interfere with such parties’ use and occupancy of the Project (subject to Sections 17 and 24 of the Major Tenant Lease). If any item of Work is repaired or replaced during the warranty period described in this Section 3.8, the warranty period with respect to such item shall be extended for a one (1)-year period. Notwithstanding the foregoing, Developer makes no warranty herein with respect to any defect in Work constructed by Developer to the extent such defect arose out of an error in the Tenant Improvements Plans and Specifications not caused by any error in the Base Project Plans and Specifications or any other design documents prepared by or on behalf of Developer, or Major Tenant’s or Hotel Operator’s failure to follow any written manufacturer’s instructions delivered to such party in due course with regard to the use and care of the Tenant Improvements Work or Hotel Furnishings (and not caused by a breach or violation by Developer or General Contractor of the provisions of this Agreement), or to otherwise maintain the same in accordance with commonly recognized industry standards to the extent Major Tenant or Hotel Operator is responsible for such maintenance pursuant to the terms of the Major Tenant Lease (with respect to the Tenant Improvements) or the Hotel Agreements (with respect to the Hotel Furnishings). To the extent Developer expends funds or incurs any liability under the guaranty set forth in this Section 3.8, Developer shall be subrogated to the rights of Owners (if any) to pursue any warranty or guarantee issued by the General Contractor, any subcontractor, or any supplier, vendor or manufacturer relating to the same defect.
3.9    Developer’s Representations and Warranties. Developer hereby makes the following representations and warranties to the Owners:
(a)    The construction, and development of the Project shall be undertaken and shall be Completed in accordance, in all material respects, with (i) all applicable requirements of all appropriate governmental entities, and (ii) the Plans and Specifications.
(b)    The Land is and will be properly zoned for the Project; all Permits have been obtained or are readily obtainable in the ordinary course as required, and the Project conforms and upon completion will conform in all material respects to all applicable federal, state and local land use, zoning, building, health, fire, environmental and other governmental laws and regulations. Notwithstanding the preceding sentence, Developer shall have no liability for failure of the Tenant Work to so conform to such laws and regulations if noncompliance is caused by an error or omission in the Tenant Improvements Plans and Specifications that did not occur because of an error in the

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Base Project Plans and Specifications or any other design documents prepared by or on behalf of Office Owner pursuant to the Work Letter.
(c)    All appropriate utilities, including, without limitation, sanitary and storm sewers, cable television, telephone, water, gas and electricity, will be available and will be operating properly and in sufficient capacity for the intended use of the Project. Subject to the rights of the City of Philadelphia and any restrictions set forth in the documents governing the Condominium, the Project shall have free and uninterrupted legal pedestrian access under 18th Street from the Project to the Comcast Center concourse.
(d)    The copies of the Construction Contracts and Architect Agreement submitted by Developer to Owners were true and complete and copies of any modifications thereto or additional Construction Contracts or design contracts submitted by Developer to Owners will be true and complete.
ARTICLE IV
COMPENSATION OF DEVELOPER
4.1    Development Fee. As compensation for Developer’s development services rendered under this Agreement, the Owners shall, subject to the Base Project Guaranteed Maximum Development Price, pay to Developer a fee (the “Development Fee”) of [***] percent ([***]%) of the Base Project Budget (excluding the Development Fee), which will therefore increase or decrease, as applicable, if the Base Project Budget is increased or decreased in accordance with this Agreement; provided, that no Development Fee shall be payable with respect to amounts in the Base Project Budget not actually expended and no Development Fee will be paid in respect of any Guaranty Cost Items applicable to the Base Project Work to the extent they, in the aggregate, exceed the Base Project Guaranteed Maximum Development Price. [***] percent ([***]%) of the Development Fee shall be payable by Owners within thirty (30) days after the commencement of construction of the Project. [***] percent ([***]%) of the Development Fee shall be payable by Owners in equal monthly installments over the period set forth in the Construction Schedule for the development of the Project. If the initial Construction Schedule is modified in accordance with this Agreement for any reason, the monthly payments of the Development Fee shall be adjusted so that the last monthly installment of the [***]% payment coincides with the Substantial Completion of the Project as so adjusted. The final [***] percent ([***]%) of the Development Fee shall be payable by Owners upon Completion of the Project. Developer shall not be reimbursed for any employee costs, overhead costs or office equipment, stationery, postage, telephone, bank charges, travel and all other administration and overhead expenses, all of which are included as part of the Development Fee.
4.2    Other Rights of Developer. In addition to the Development Fee described in Section 4.1 and in consideration for the agreements of Developer set forth herein, Developer shall be entitled to retain all Project Development Assets (as defined below), whether received or receivable by Owner(s) or Developer, all of which are hereby assigned, to the extent permitted by law and subject to the last sentence of this Section 4.2, by Owners to Developer. If any Owner or any member of any Owner that is an Affiliate of Comcast, shall at any time receive a Project Development Asset, the party receiving same shall forthwith, to the extent permitted by law, remit it and assign it to

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Developer. As used herein, “Project Development Assets” shall mean: (a) all sources of funds (other than capital contributions and loans) made available to Owner(s) for the payment or reimbursement of the costs of development and construction of the Project, including, without limitation, any governmental or quasi-governmental grants or incentives such as the Governmental Incentives, up to an aggregate of $[***] (net of all reasonable costs associated with the Governmental Incentives, excluding legal fees but including the cost of payment and performance bonds or other financial security required to obtain the Governmental Incentives); provided, that such Governmental Incentives shall not be paid to Developer but shall be applied by Owners toward the cost of constructing the Public Improvements; (b) the amounts payable by the Major Tenant for the Tenant Improvements Work under the Work Letter, (c) the [***] percent ([***]%) Landlord’s Fee payable by Major Tenant to the Landlord under the Work Letter; (d) the Raised Flooring Cost payable by Major Tenant to Landlord under the Major Tenant Lease; (e) all claims, actions, causes of action, and counterclaims and receivables of Owner(s) to the extent arising out of the development or construction of the Project, including without limitation all such matters against any contractors, subcontractors, suppliers of equipment or materials, vendors, labor unions, architects, engineers, design professionals, attorneys and other professionals, neighbors, community groups, governmental and quasi-governmental agencies, and other public or private third parties, including any warranties or claims thereunder contained (but excluding manufacturer’s warranties respecting specific components of the construction after the warranty period set forth in Section 3.8) in any Construction Contracts; and (f) the proceeds of any of the above. For the avoidance of doubt, rental and other payments by Major Tenant (other than the aforesaid cost of the Tenant Improvements Work, the [***]% Landlord’s Fee and the Landlord’s share of cost savings, if any, attributable to the development of the Tenant Improvements) under the Major Tenant Lease or any other lease or any revenue under the Hotel Agreement or otherwise relating to the Hotel are not Project Development Assets. Subject to Section 6.3, Developer shall have the unilateral right, in its sole discretion, to institute, prosecute, appeal, settle and discharge any and all claims, actions, causes of action and counterclaims referred to above or arising out of the Project Development Assets, whether in the name of Developer or its Affiliates or in the name of Owner(s). Any losses, costs, expenses, claims, damages and liabilities incurred by or asserted against the parties indemnified under Section 6.4 arising out of Developer’s rights set forth in this Section 4.2 shall be covered by the indemnity set forth in Section 6.4. Notwithstanding the foregoing, (1) all Property-related tax credits, incentives, and abatements will be for the sole benefit of the Owners and all job creation tax credits and incentives will be for the sole benefit of Comcast or its Affiliates, and (ii) the Owners shall be entitled to all Project Development Assets relating to claims against architects, suppliers, contractors, and subcontractors of any tier after the expiration of the warranty period(s) described in Section 3.8.
ARTICLE V
ACCOUNTING AND FINANCIAL MATTERS
5.1    Books and Records. Developer shall keep or cause to be kept at Developer’s place of business suitable records necessary with regard to the Responsibilities provided hereunder, including all contracts and sub-contracts and one original of each contract and any other agreement relating to the development of the Overall Project. Such records shall be open to inspection by

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Owners and Comcast or their representatives at any reasonable time. Upon the effective termination date of this Agreement, all of such records shall be delivered to the applicable Owner.
ARTICLE VI
INSURANCE; INDEMNITY
6.1    Developer’s Insurance Responsibility.
[***].
6.2    Developer’s Duties in Case of Loss.
(a)    Casualty. Developer shall promptly notify Comcast of any fire or other damage to any part of the Project. In the event of any material damage to any part of the Project, Developer shall telephone Comcast and comply with Owners’ insurance requirements with respect to providing notice to such insurance companies. Subject to the terms of the Major Tenant Lease, Developer is, except as provided below, hereby authorized to act on behalf of Owners to settle any such losses, complete loss reports and/or adjust such losses on behalf of Owners and to meet with any federal, state or local regulatory agency. Developer shall keep Owners reasonably informed as to the status of such settlements, adjustments and meetings. Notwithstanding the foregoing, if as a result of such fire or other damage Completion of the Project will be delayed by more than fifteen (15) months or the uninsured or underinsured portion of the loss is or will be greater than $[***], Comcast shall be entitled to participate in the settlement, adjustment and/or meetings. If, pursuant to the Major Tenant Lease, Office Owner elects to undertake the restoration or reconstruction of the Office Unit, then (i) Developer shall undertake restoration of the Project in accordance with the terms of this Agreement (subject to the other terms of this Section 6.2(a)), (ii) Owners shall make all insurance proceeds received by them available for such restoration or reconstruction, (iii) any delay to an activity on the critical path of the Construction Schedule resulting from the casualty shall be deemed to be Force Majeure Delay, and (iv) each Guaranteed Maximum Development Price shall be increased only as necessary to account for the amount by which the cost to restore the Project exceeds the available insurance proceeds (provided that Developer has otherwise complied with the provisions of this Agreement respecting insurance). If, pursuant to the Major Tenant Lease, Office Owner elects not to restore or reconstruct the Office Unit, the Owners shall make sufficient insurance proceeds available to permit Developer to raze the Improvements, clear and landscape the Property, and undertake such other remediation as may be required in Developer’s reasonable discretion or as required by Law, and the balance of the insurance proceeds shall be retained by the Owners.
(b)    Developer’s Obligation to Notify. Developer shall notify Comcast promptly of any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to any part of the Project. Developer shall promptly forward to Comcast upon receipt copies of any summons, subpoena or other like legal document served upon Developer relating to actual or alleged potential liability of any Owner, Comcast, Developer or the Project.
6.3    Litigation. Subject to Section 6.2, Developer shall have the unilateral right, in its sole discretion, to institute, prosecute, appeal, settle and discharge any and all claims, actions, causes

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of action and counterclaims arising out of the development and construction of the Project, to the extent that the amounts in controversy are reasonably related to the Guaranty Cost Items, whether in the name of Developer or its Affiliates or in the name of the Owners. Before bringing any claim, action, cause of action or counterclaim in the name of Owners, or either of them, Developer shall consult with them concerning the same.
6.4    Indemnity. Utilizing funds provided by Owners (up to (i) the Base Project Guaranteed Maximum Development Price for all Guaranty Cost Items in the aggregate relating to Base Project Improvements, and (ii) the Tenant Improvements Guaranteed Maximum Development Price for the Tenant Improvements) and utilizing Developer’s own funds for Guaranty Cost Items in excess of the applicable Guaranteed Maximum Development Price, Developer shall cause the Project to be designed, developed, constructed and Completed in accordance with this Agreement and the applicable Related Documents and shall indemnify, defend with counsel reasonable acceptable to Owners and Comcast and hold Owners, Comcast and the Major Tenant and their respective officers, managers, partners, shareholders, directors, agents and employees harmless from and against any claim, loss, expense, cost, liability or damage arising therefrom, with the exception of payment for the Guaranteed Cost Exceptions and matters to the extent arising from the negligence or willful misconduct of Comcast. For the avoidance of doubt, the parties agree that any decision mutually made by Comcast, in any capacity, and Developer, or Comcast and an Owner shall not constitute negligence or willful misconduct on the part of Comcast. It is the intent of the parties that claims, losses, expenses, costs, liabilities and damages that are paid by Developer in accordance with the foregoing indemnity, regardless of whether they arise out of the negligence, willful misconduct or breach of this Agreement by Developer, its Affiliates, or any of their respective agents, contractors or employees (excluding claims for payment of the Guaranteed Cost Exceptions or to the extent arising from the negligence or willful misconduct of Comcast or Major Tenant) shall be deemed Guaranty Cost Items for the purposes of this Section 6.4. Subject to Section 3.2(a)(iii), nothing in this Section 6.4 shall be deemed to permit the reallocation between the Base Project Budget and the Base Project Guaranteed Maximum Development Price, on the one hand, and the Tenant Improvements Guaranteed Maximum Development Price, on the other hand. In any claims against any Person indemnified under this Section 6.4 by an employee of Developer or any of its Affiliates, the indemnification obligation under this Section 6.4 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the any party under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.
ARTICLE VII
NOTICES
7.1    Method of Giving. Any notice, request, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at the Closing, shall be in writing, and shall be deemed to be delivered (a) upon receipt, if delivered by electronic mail on a business day before 5:00 PM prevailing eastern time (or the following business day if delivered after 5:00 PM prevailing eastern time), (b) upon receipt if hand delivered, (c) on the first business day after having been delivered to a national overnight air courier service, or (d) three business days after deposit in registered or certified mail, return receipt requested, addressed as follows:

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If to Office Owner:            Liberty Property 18th & Arch, LP
c/o Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355
Attn: [***]
Fax No.: [***]
Email: [***]

and with additional copies to:        Comcast Corporation
1701 John F. Kennedy Boulevard
Philadelphia, PA 19103
Attn: [***]
Fax No.: [***]
Email: [***]

If to Hotel Owner:            Liberty Property 18th & Arch Hotel, LLC
c/o Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355
Attn: [***]
Fax No.: [***]
Email: [***]

and with additional copies to:        Comcast Corporation
1701 John F. Kennedy Boulevard
Philadelphia, PA 19103
Attn: [***]
Fax No.: [***]
Email: [***]

If to Developer:            Liberty Property Limited Partnership
c/o Liberty Property Trust
1628 John F. Kennedy Boulevard
Philadelphia, PA 19103
Attn: [***]
Email: [***]

and with additional copies to:        Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19359
Attention: [***]
Email: [***]

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If to Comcast:                Comcast Corporation
1701 John F. Kennedy Boulevard
Philadelphia, PA 19103
Attn: [***]
Fax No.: [***]
Email: [***]

and with additional copies to:        Comcast Corporation
1701 John F. Kennedy Boulevard
Philadelphia, PA 19103
Attn: [***]
Fax No.: [***]
Email: [***]
7.2    Respecting Comcast. Notwithstanding anything herein to the contrary, so long as Developer is the general partner or managing member of each Owner or any entity that directly or indirectly controls each Owner and Comcast holds a majority direct or indirect ownership interest in each Owner, then (i) in any instance in which Developer is required to provide notice to the Owner(s) hereunder, such notice shall be deemed to have been properly given when delivered to Comcast in accordance with Section 7.1 above, and (ii) in any instance in which any Owner is required to provide notice to the Developer hereunder, such notice shall be deemed to have been properly given when delivered by Comcast to Developer in accordance with Section 7.1 above.
ARTICLE VIII
ASSIGNMENT
This Agreement may not be assigned by Developer without the prior written consent of Comcast, and no such assignment shall release Developer from liability hereunder. Any purported assignment or delegation of Developer’s duties without Comcast’s consent shall be void and of no effect. In the event Owners sell the Improvements and seek to assign this Agreement to the purchaser(s), Developer shall have the option to terminate this Agreement as of the date of such purchase.
ARTICLE IX
RELATIONSHIP OF PARTIES
9.1    Nature of Relationship. In taking any action pursuant to this Agreement, Developer will be acting only as independent contractor, with authority to act in accordance with the terms of this Agreement and nothing explicit or implied in this Agreement shall be construed as creating a partnership or joint venture or agency or an employment relationship between Developer (or any person employed by Developer) and the Owners or any other relationship between the parties hereto except that of owner and independent contractor. Developer acknowledges and agrees that it shall act as an independent contractor hereunder with respect to the Owners in connection with Developer’s obligations under this Agreement.
9.2    Confidentiality. The Owners and Developer shall each maintain the confidentiality of all matters pertaining to this Agreement, except as may be required by Law; provided, however,

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that neither party shall be in breach of its obligations under this Agreement, at law or in equity (whether under a theory of fiduciary duty or otherwise) if such party or its Affiliates files this Agreement (and some or all of the exhibits hereto) as an exhibit to a filing it may make with the Securities Exchange Commission or makes disclosures regarding the transactions governed by this Agreement to the extent such disclosing party or its Affiliates reasonably believe necessary to enable it to comply with federal and state securities laws and the regulations of the Securities Exchange Commission, the rules of any stock exchange, or in connection with any filing or registration made by Liberty Property Trust, an Affiliate of Developer and the Owners, or Comcast Corporation, an Affiliate of the Owners, as the issuer of publicly traded securities.
9.3    Third Party Beneficiary. Major Tenant and Comcast are intended third party beneficiaries of this Agreement and may enforce all of the provisions of this Agreement.
ARTICLE X
DEFAULTS; REMEDIES
10.1    Default by Developer.
(a)    Default by Developer. Developer shall be deemed to be in default hereunder (a “Developer Default”) if: (i) as determined by the Independent Neutral in the manner set forth in Article XI, Developer shall fail to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Developer and such default shall continue for a period of thirty (30) days (ten 10 days in the case of a monetary default) after notice thereof by the applicable Owner(s) to Developer, which notice shall to the extent information is reasonably available to the applicable Owner(s) specify the nature of the default and possible cures thereof, provided that, unless such failure is a non-monetary default and not susceptible to cure, if within such thirty (30) day period Developer commences curing and continues diligently to cure such failure, then Developer shall have such additional time as may be reasonably required to cure such failure; (ii) a receiver is appointed to take possession of the assets of Developer or Developer makes a general assignment for the benefit of creditors, or any action is taken or suffered by Developer under any insolvency, bankruptcy, reorganization, moratorium, or other debtor-relief act or statute (unless such proceeding is commenced by Comcast or its Affiliates or any of them), unless, in the case of an involuntary proceeding, it is dismissed within ninety (90) days; or (iii) the dissolution of Developer. Notwithstanding the foregoing, no notice and cure period set forth in this Section 10.1(a) shall extend any dates by which Developer must achieve an event described in Section 3.2(b).
(b)    Owners’ Remedies. Upon the occurrence of a Developer Default, the Owners (or either of them) shall have the right (but not the obligation) to:
(i)    Pursue a claim for specific performance of Developer’s obligations under this Agreement; and/or
(ii)    Recover the damages described in Section 3.1(d)(ii) and Section 3.1(e) hereof with respect to the matters described therein; and/or

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(iii)    Pursue a claim to recover any costs expended by the Owners for Guaranty Cost Items related to the Base Project Work and Hotel Furnishings (including all costs payable by Office Owner pursuant to paragraph I.7.b(viii) of the Work Letter) that, in the aggregate, exceed the Base Project Guaranteed Maximum Development Price; and/or
(iv)    With respect to Office Owner only, pursue a claim to recover any costs expended for Guaranty Cost Items (including all costs payable by Office Owner pursuant to paragraph I.7.b.(viii) of the Work Letter) related to the Tenant Improvements that, in the aggregate, together with all costs incurred by Major Tenant related to the Tenant Improvements (without duplication), exceed the Tenant Improvements Guaranteed Maximum Development Price; and/or
(v)    Subject to Section 10.4, pursue any other remedies available at law or equity in connection with Developer’s default, except that Owners’ remedies for late delivery of the Project, or any portion thereof, are limited as provided in Sections 3.1(d), 3.1(e) and 10.1(c).
The Owners may offset amounts found by the Independent Neutral to be due to the Owners against payments of the Development Fee otherwise payable to Developer and the amount so offset shall satisfy the Owners’ obligation to pay the Developer Fee to the extent of the offset.
(c)    Limited Termination Right and Self Help. [***].
10.2    Default by Owner. The Owners shall be deemed to be in default hereunder (an “Owner Default”): (i) if, as determined by the Independent Neutral in the manner set forth in Article XI, a Funding Default continues for a period of ten (10) days after written notice thereof by Developer to Comcast, (ii) the Owners (at Comcast’s direction) shall fail to keep, observe or perform any other covenant, agreement, term or provision of this Agreement to be kept, observed or performed by the Owners and such default continues for thirty (30) days after notice thereof by Developer to Comcast, which notice shall to the extent information is reasonably available to Developer specify the nature of the default and possible cure thereof, provided that, unless such failure is not susceptible to cure, if within such thirty (30) day period for a non-monetary default the Owners commence curing and continue diligently to cure such failure, then the Owners shall have such additional time as may be reasonably required to cure such failure; (iii) Comcast or the Major Tenant shall materially interfere with the performance of the Work by Developer, General Contractor, Principal Architect, Principal Lighting Designer, Principal Landscape Architect or any subcontractor, material supplier or other professional involved in the performance of the Work, which interference delays Substantial Completion of any element of the Project or materially increases the cost of any element of the Project and such default continues for thirty (30) days after notice thereof by Developer to Comcast and Major Tenant, which notice shall to the extent information is reasonably available to Developer specify the nature of the default and possible cure thereof, provided that, unless such default is not susceptible to cure, if within such thirty (30) day period for a non-monetary default Comcast or Major Tenant, as the case may be, commences curing and continues diligently to cure such default, then Comcast or Major Tenant, as the case may be, shall have such additional time as may be reasonably required to cure such default; (iv) an Event of Default by the Major Tenant occurs and is continuing under the Major Tenant Lease, (v) a receiver is appointed to take possession of the

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assets of Comcast or Major Tenant or Comcast or Major Tenant makes an assignment for the benefit of creditors, or any action is taken or suffered by Comcast or Major Tenant under any insolvency, bankruptcy, reorganization, moratorium, or other debtor-relief act or statute (unless such proceeding is commenced by Developer or its Affiliates or any of them) and unless any involuntary proceeding is not dismissed within ninety (90) days following filing); or (vi) the dissolution of Comcast or Major Tenant.
10.3    Developer’s Remedies. Upon the occurrence of an Owner Default, Developer shall be entitled to suspend performance of the Work until such Owner Default is cured and to pursue any other remedy it may have at law or in equity, subject to the last sentence of this Section 10.3 and Section 10.4. Any suspension of the Work pursuant to the immediately preceding sentence shall, to the extent it delays an item on the critical path of the Construction Schedule, constitute Force Majeure Delay. Furthermore, the applicable Guaranteed Maximum Development Price shall be increased by any additional reasonable cost resulting from any Owner Default hereunder, including any cost incurred by reason of the suspension of the Work as described above (such costs to include, by way of example and not limitation, costs to store materials and secure the construction site, increased costs of materials and personnel, costs to re-mobilize equipment, personnel and resources upon the resumption of the Work, and costs of overtime and/or additional personnel needed to ameliorate the delay caused by the suspension). Notwithstanding anything to the contrary, in no case may Developer terminate this Agreement unless there is a Funding Default by Comcast that is not remedied within ten (10) days after the date that a court of competent jurisdiction enters a final judgment that such Funding Default exists.
10.4    Special Damages. In no event shall Developer or any Owner be liable to the other for any consequential, special or indirect damages arising out of this Agreement, but this provision shall not be deemed to derogate from Owner’s rights under Sections 3.1(d) or 3.1(e).
ARTICLE XI
DISPUTE RESOLUTION
11.1    Selection of Independent Neutral. In the event of a dispute among the parties under this Agreement, they shall use reasonable efforts to select an unaffiliated third party with substantial expertise with respect to the matter in dispute to serve as an independent neutral with respect to such dispute (the “Independent Neutral”). If the Owners and Developer do not agree on an individual to serve as the Independent Neutral within ten (10) days after written notice of the dispute has been sent by Owners to Developer or vice versa, each shall, within ten (10) days thereafter, select an unaffiliated third party with substantial expertise with respect to the matter in dispute as “Owners’ Dispute Representative” and “Developer’s Dispute Representative”, respectively. Within fifteen (15) days after their selection, Owner’s Dispute Representative and Developer’s Dispute Representative shall jointly select an unaffiliated third party with substantial experience with respect to the matter in dispute to serve as the Independent Neutral.
11.2    Duties of the Independent Neutral. The Independent Neutral shall serve to facilitate the resolution of the particular dispute he or she was chosen to resolve. The Independent Neutral shall be provided a reasonable opportunity to interview Owners’ and Developer’s construction professionals, including, without limitation, the General Contractor, Principal Architect, Principal

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Landscape Architect and Principal Lighting Designer. Once this provision is elected by Owners or Developer for a particular dispute(s), the dispute(s) in question shall be promptly presented to the Independent Neutral. The Independent Neutral will attempt to resolve disputes amicably within ten (10) days after he/she is presented with the dispute. The parties shall cooperate fully with the Independent Neutral and shall provide such additional information, documentation or materials as the Independent Neutral may request. If the parties do not resolve the dispute amicably within such ten (10)-day period, the Independent Neutral shall render his/her decision respecting such dispute, in writing, as promptly as possible but no later than thirty (30) days after it was presented to him/her. The parties shall comply with the decisions of the Independent Neutral; provided, however, that following the decision of the Independent Neutral, either party may elect to litigate the dispute in a court of competent jurisdiction within the Commonwealth of Pennsylvania. The time periods herein are not jurisdictional and shall be subject to change by the Independent Neutral for good cause shown. The Independent Neutral shall have the authority to establish the procedures for resolving the dispute including, without limitation, if necessary, retaining a consultant to advise on technical matters.
11.3    Compensation of Independent Neutral. The Independent Neutral shall be paid a reasonable fee for his/her services, and shall be reimbursed all reasonable out-of-pocket costs incurred in carrying out his/her duties hereunder. All costs of engaging the Independent Neutral, including costs described herein, shall be shared equally between the Owners, on the one hand, and Developer, on the other hand (and the share payable by the Owners shall be paid by the Owner(s) involved in the dispute, or if the dispute involves both Owners, shared between the Office Owner and the Hotel Owner pro rata based on their relative percentage interests in the Condominium). The Owners and Developer shall each pay their own costs associated with the engagement of Owner’s Dispute Representative and Developer’s Dispute Representative, respectively (the cost of the Owner’s Dispute Representative shall be shared between the Office Owner and the Hotel Owner pro rata based on their relative percentage interests in the Condominium).
11.4    Coordination with the Work Letter. If the dispute resolution procedures described in this Article XI are initiated in connection with one or more incidents which also give rise to the initiation of the dispute resolution procedures available under the Work Letter, then at the request of any party all such matters shall be consolidated into a single proceeding, a single Independent Neutral shall adjudicate all such disputes, and the costs and fees payable to the Independent Neutral, the Developer’s Dispute Representative and the Owner’s Dispute Representative shall be allocated among the parties as set forth herein, but without duplication of the fees otherwise payable to such parties under the Work Letter.
ARTICLE XII
MISCELLANEOUS
12.1    Governing Law. This Agreement shall be construed and enforceable in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles.
12.2    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and the same shall not be amended, modified or canceled except in writing signed by the party to be charged.

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12.3    Time of Essence. Time is of the essence with respect to all matters under this Agreement.
12.4    Successors and Assigns. All terms, conditions and agreements herein set forth shall inure to the benefit of, and be binding upon the parties and their respective permitted successors and assigns.
12.5    Waiver. The failure of any party to insist upon strict performance of any term or provision of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.
12.6    Partial Invalidity. If any portion of this Agreement shall be decreed invalid by the judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would constitute a substantial deviation from the general intent and purpose of this Agreement.
12.7    Include and Including, References to Sections; Approvals. When used in this Agreement, the words “including” and “include” shall be deemed to mean “including, without limitation” and “include, without limitation”, respectively, unless “without limitation” or a similar concept is already expressly set forth after the words “including” or “include”. References to Sections and Articles are to Sections and Articles in this Agreement, unless expressly provided otherwise. Unless a different standard is expressly stated, any approval rights of a party or a third party beneficiary in this Agreement may be exercised in such party’s sole and absolute discretion. The fact that this standard is mentioned in some provisions of this Agreement regarding approval but not others shall not derogate from the principle set forth in the preceding sentence.
12.8    Limitation on Owner’s Liability. The obligations of the Owners are intended to be binding only on the assets of the Owners and shall not be personally binding upon, nor shall any resort be had to, the private properties of its constituent partners, directors, shareholders, trustees, beneficiaries, officers, members or managers, or any employees or agents of any of them.
12.9    Limitation on Developer’s Liability. The obligations of Developer are intended to be binding only on the assets of the Developer and shall not be personally binding upon, nor shall any resort be had to, the private properties of its shareholders, trustees, beneficiaries, directors, officer, employees or agents.
12.10    Survival. All (i) indemnification, confidentiality, warranty, payment, insurance and other obligations of the parties under this Agreement that could reasonably be expected to require performance, (ii) all remedies of the parties that could reasonably be expected to be exercised, after the expiration or sooner termination of this Agreement, and (iii) all representations and warranties of the parties shall survive such expiration or sooner termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OFFICE OWNER:

LIBERTY PROPERTY 18TH & ARCH, LP

By: LPT 18TH & ARCH STREET GP, LLC,
its general partner

By: /s/ George J. Alburger, Jr.
Name: George J. Alburger, Jr.
Title: Chief Financial Officer

By: /s/ John S. Gattuso
Name: John S. Gattuso
Title: Senior Vice President and Regional Director

HOTEL OWNER:

LIBERTY PROPERTY 18TH & ARCH HOTEL, LLC

By: /s/ George J. Alburger, Jr.
Name: George J. Alburger, Jr.
Title: Chief Financial Officer

By: /s/ John S. Gattuso
Name: John S. Gattuso
Title: Senior Vice President and Regional Director

(Signatures continued on next page)

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(Signatures continued from previous page)

DEVELOPER:

LIBERTY PROPERTY LIMITED PARTNERSHIP

By: /s/ George J. Alburger, Jr.
Name: George J. Alburger, Jr.
Title: Chief Financial Officer

By: /s/ John S. Gattuso
Name: John S. Gattuso
Title: Senior Vice President and Regional Director

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EXHIBIT A

LEGAL DESCRIPTION OF
THE PROPERTY

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, situate in the 8th Ward of the City of Philadelphia and described in accordance with a Proposed Lot Configuration prepared by Pennoni Associates Inc. dated August 28, 2013 as follows:

BEGINNING at a point formed by the intersection of the proposed southerly side of Arch Street (on City Plan 72 feet wide) and the westerly side of 18th Street (50 feet wide);

THENCE extending from said Point of Beginning southwardly along the westerly side of 18th Street, south 11 degrees 21 minutes west, 157 feet 0 inches to a point formed by the intersection of the northerly side of Cuthbert Street (30 feet wide) and the intersection of the westerly side of 18th Street (50 feet wide);

THENCE extending along the said northerly side of Cuthbert Street, north 78 degrees 59 minutes west, 396 feet 0 inches to a point formed by the intersection of the said northerly side of Cuthbert Street and the easterly side of 19th Street (50 feet wide);

THENCE extending along said easterly side of 19th Street, north 11 degrees 21 minutes east, 157 feet 0 inches to a point on the southerly side of Arch Street (on City Plan 72 feet wide);

THENCE extending along the said southerly side of Arch Street, South 78 degrees 59 minutes east, 396 feet 0 inches to the first mentioned point and place of BEGINNING.

BEING the same premises which MEPT WSC Arch Partners LP, a Delaware limited partnership, by Deed dated August 3, 2011 and recorded in the Department of Records in and for the City and County of Philadelphia, Commonwealth of Pennsylvania on August 8, 2011 as Document ID No. 52377335, granted and conveyed unto Liberty Property 18th & Arch LP, a Delaware limited liability partnership, in fee.

EXHIBIT B

BASE PROJECT BUDGET

[***]
EXHIBIT C
AMOUNTS PREVIOUSLY ADVANCED
TOWARD GUARANTY COST ITEMS
[***]
Schedule 1
Preliminary Design Development Documents
(See Schedules 1-A, 1-B, 1-C and 1-D)

Schedule 1-A
Preliminary Core and Shell Design Development Plans dated 5/15/14
[***]

Schedule 1-B
Core and Shell Project Narrative dated 6/19/14
[***]

Schedule 1-C
Preliminary Hotel Interiors Design Development Plans dated 5/15/14
[***]

Schedule 1-D
Hotel Interiors Project Narrative dated 6/19/14
[***]
Schedule 6.1
[***]

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